EXHIBIT 15.1

We consent to the incorporation by reference in Registration Statements Nos. 333-85090, 333-171912 and 333-187858 on Form F-3, and Nos. 33-80947, 333-06482, 333-11720, 333-83204, 333-138837, 333-147071, 333-153710, 333-166428, 333-174276, 333-178167 and 333-204173 on Form S-8, of our reports dated February 28, 2017, relating to the consolidated financial statements of Tower Semiconductor Ltd. (the "Company") and the effectiveness of the Company’s internal control over financial, appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2016.

/s/ Brightman Almagor Zohar &Co

Brightman Almagor Zohar &Co.
Certified Public Accountants
A member of Deloitte Touche Tohmatsu

Tel Aviv, Israel
April   10, 2017